EXHIBIT 99.2

FORM OF LETTER TO UNITHOLDERS WHO ARE
RECORD HOLDERS

ICAHN ENTERPRISES L.P.

Depositary Units

Offered Pursuant to Subscription Rights
Distributed to Depositary Unitholders of
Icahn Enterprises L.P.

[                 ]

Dear Unitholder:

This letter is being distributed by Icahn Enterprises L.P. (the “Partnership”) to all holders of record of its depositary units (the “depositary units”) at 5:00 p.m., New York City time, on      [                 ] (the “Record Date”), in connection with a distribution in a rights offering (the “Rights Offering”) of transferable subscription rights (the “Rights”) to subscribe for and purchase depositary units. The Rights and the depositary units are described in the Partnership’s prospectus (the “Prospectus”) dated [                 ].

In the Rights Offering, the Partnership is offering an aggregate of [_______] depositary units, as described in the Prospectus. The Rights will expire, if not exercised, at 5:00 p.m., New York City time, on [                 ] (as it may be extended, the “Expiration Date”), unless extended by the Partnership, as described in the Prospectus.

As described in the accompanying Prospectus, you will receive [    ] Rights for each depositary unit owned of record as of 5:00 p.m., New York City time, on the Record Date.

Each whole Right entitles the holder thereof to purchase one depositary unit (the “Basic Subscription Right”), at the cash price of $[       ] (the “Subscription Price”). In addition you are entitled to subscribe for additional depositary units at the same Subscription Price (the “Over-Subscription Right”). Over-Subscription Rights will be fulfilled with any excess depositary units (the “Excess Depositary Units”) for which Basic Subscription Rights are not exercised. If all Basic Subscription Rights are exercised, then no Over-Subscription Rights will be fulfilled. If the number of depositary units for which Over-Subscription Rights are exercised exceeds the number of Excess Depositary Units, then exercised Over-Subscription Rights will be fulfilled pro rata based on the number of Basic Subscription Rights each such holder exercised. All proration calculations related to Over-Subscription Rights will be made based on each individual exercise of Rights and will not be aggregated by holder.

The depositary units are traded on The NASDAQ Global Select Market ("NASDAQ") under the symbol “IEP” and we expect that the depositary units issued in the rights offering will also be listed on NASDAQ under the same symbol. The Rights are transferable and have been approved for listing on NASDAQ under the symbol “[    ].” The Rights will be evidenced by Rights certificates (the “Rights Certificates”), which will be transferable until the close of business on the last NASDAQ trading day preceding the Expiration Date, at which time they will cease to have value.

Enclosed are copies of the following documents:

Prospectus;

Rights Certificate;

Instructions as to the Use of Icahn Enterprises L.P. Subscription Rights Certificates;

Notice of Guaranteed Delivery for Rights Certificates Issued by Icahn Enterprises L.P.; and

A return envelope addressed to Registrar and Transfer Company, the Subscription Agent.

Your prompt action is requested. To exercise the Rights, you must properly complete and sign the Rights Certificate (or the Notice of Guaranteed Delivery if you are following the Guaranteed Delivery Procedures) and forward it, with payment of the Subscription Price in full for each depositary unit, as indicated in the Prospectus in the Section entitled “The Rights Offering.”

The Subscription Agent must receive the Rights Certificate or Notice of Guaranteed Delivery with payment in full of the Subscription Price, including final clearance of any checks, prior to 5:00 p.m., New York City time, on the Expiration Date. FAILURE TO RETURN THE PROPERLY COMPLETED RIGHTS CERTIFICATE WITH THE CORRECT PAYMENT WILL RESULT IN YOUR NOT BEING ABLE TO EXERCISE YOUR RIGHTS. A Rights holder cannot revoke the exercise of its Rights. Rights not exercised prior to the Expiration Date will expire.

Additional copies of the enclosed materials may be obtained from Registrar and Transfer Company, the Information Agent. The Information Agent’s telephone number is [             ] (for brokerage firms and banks) or (800) 368-5948 (for unitholders). Any questions or requests for assistance concerning the Rights Offering should be directed to the Information Agent.

Very truly yours,

Icahn Enterprises L.P.